Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

Ryvyl Inc.

ARTICLE 1. NAME

The name of this corporation is “Ryvyl Inc.”

ARTICLE 2. SHARES

2.1 Authorized Shares. The total number of shares that this corporation is authorized to issue is 180,000,000 shares of Capital stock, consisting of 175,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of preferred stock, having a par value of $0.01 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

2.2 Issuance of Preferred Stock in Series. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

ARTICLE 3. NO PREEMPTIVE RIGHTS

No statutory preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 4. NO CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 5. BYLAWS

The board of directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend, or repeal the Bylaws.

ARTICLE 6. DIRECTORS

The number of directors of this corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein.

ARTICLE 7. LIMITATION OF DIRECTORS’ LIABILITY

To the full extent that the Nevada Revised Statutes, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a director of this corporation for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

8.1 Right to Indemnification. Any individual who is, was, or is threatened to be made a party to or is otherwise involved in (including without limitation as a witness) any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or that, while a director or officer, he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise (an “indemnitee”), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permissible by applicable law as then in effect, against all losses, claims, damages, expenses and liabilities (including without limitation any obligation to pay any judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or expense incurred with respect to the proceeding, including attorneys’ fees) actually and reasonably incurred or suffered by the indemnitee in connection with the proceeding, and the indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the corporation or a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Except as provided in Section 8.4 with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify the indemnitee in connection with a proceeding (or part of a proceeding) initiated by the indemnitee only if a proceeding (or part of a proceeding) was authorized or ratified by the board of directors.

8.2 Restrictions on Indemnification. The corporation shall not indemnify any director from or on account of: (a) any act or omission of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) any conduct of the director finally adjudged to be in violation of Nevada Revised Statutes Section 78.300 (as may hereafter be amended or supplemented relating to distributions of the corporation; or (c) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property, or services, to which the director was not legally entitled.

8.3 Advancement of Expenses. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation for the expenses incurred in defending any proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that the payment of an advancement of expenses shall be made only upon delivery to the corporation of a written undertaking, by or on behalf of the director or officer, in the form of a general unlimited obligation to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise.

8.4 Right of Indemnitee to Bring Suit. If a claim made on the corporation for indemnification under Section 8.1 or 8.3 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of such claim and, to the extent successful in whole or in part, the indemnitee shall be entitled to be paid also the expense of bring such suit. An indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a written claim to the corporation or, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the corporation; and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the filing of such petition that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

8.5 Nonexclusivity of Rights. Except as set forth in Section 8.4 herein, the right to indemnification and the advancement of expenses conferred in this Article shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Notwithstanding any amendment or repeal of this Article, or of any amendment or repeal of any of the procedures that may be established by the board of directors pursuant to this Article, any indemnitee shall be entitled to indemnification in accordance with the provisions of these Articles of Incorporation and those procedures with respect to any acts or omissions of the indemnitee occurring prior to the amendment or repeal.

8.6 Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify such individual against such expense, liability, or loss under the Nevada Revised Statutes. Without further shareholder action, the corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

8.7 Indemnification of Employees and Agents of the Corporation. From time to time by action of its board of directors, the corporation may provide to employees and agents of the corporation indemnification and payment of expenses in advance of the final disposition of a proceeding to the same extent provided to officers of the corporation by the provisions of this Article or pursuant to rights granted in or provided by the Nevada Revised Statutes.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

The corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Nevada Revised Statutes or by these Amended and Restated Articles of Incorporation, and the rights of the shareholders of this corporation are granted subject to this reservation.

ARTICLE 10. SHAREHOLDER VOTING REQUIREMENT

FOR CERTAIN TRANSACTIONS

To be adopted by the shareholders, an amendment of the Articles of Incorporation, a plan of merger or share exchange with any other corporation, the sale, lease, exchange, or other disposition, whether in one transaction or a series of transactions, by this corporation of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by a majority of the votes in each voting group entitled to be cast on such mater. This Article is intended to reduce the voting requirements otherwise prescribed by the Nevada Revised Statutes with respect to the foregoing matters.

ARTICLE 11. SHAREHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at a meeting of shareholders of the corporation may be taken without a meeting or a vote if either: (a) the action is taken by written consent of all shareholders entitled to vote on the action; or (b) so long as the corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. To the extent the Nevada Revised Statutes requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given before the date on which the action becomes effective. The notice shall be in the form of a record and shall contain or be accompanied by the same material that, under the Nevada Revised Statutes, would have been required to be delivered to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Such notice shall be provided in the same manner as the Bylaws or these Amended and Restated Articles of Incorporation require or permit other notices to shareholders to be provided.

EXECUTED this 6 day of October, 2022

Fredi Nisan, CEO

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